N E W S

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

Cimarex Reports Second-Quarter 2010 Net Income of $124.6 Million

DENVER, August 4, 2010 - Cimarex Energy Co. (NYSE: XEC) today reported second-quarter 2010 net income of $124.6 million, or $1.46 per diluted share.  This compares to second-quarter 2009 earnings of $38.8 million, or $0.46 per diluted share.

Revenues from gas, oil and natural gas liquids (NGLs) sales in the second quarter of 2010 were $364.9 million, a 71% increase compared to $213.4 million in the same period of 2009.  Second-quarter 2010 cash flow from operations totaled $259.9 million versus $153.1 million a year ago(1).

The increase in second-quarter 2010 revenues is a result of higher commodity prices and increasing production.  Second-quarter 2010 gas prices increased 29% to $4.48 per thousand cubic feet (Mcf) and oil improved 36% to $75.26 per barrel as compared to the same period of 2009.

Second-quarter 2010 production volumes averaged 594.4 million cubic feet equivalent per day (MMcfe/d), comprised of 371.4 million cubic feet of gas, 10,792 barrels of NGLs and 26,381 barrels of oil.

Second-quarter 2010 production grew 31% from the second-quarter 2009 average of 453.9 MMcfe/d.   Production increases reflect solid drilling results in southeast Texas and western Oklahoma.

For the six month period ended June 30, 2010, net income totaled $329.0 million, or $3.84 per diluted share, as compared to a loss of $455.3 million, or $5.58 per share, for the first six months of 2009.  The 2009 period was impacted by a $502 million ($6.15 per share) after-tax full-cost ceiling test write-down.

First-half 2010 cash flow from operations totaled $573.1 million versus $290.8 million in the same period of 2009(1).

Outlook
Third-quarter 2010 production is projected to be in the range of 585-615 MMcfe/d.    Full-year 2010 production is now projected to be in the range of 585-605 MMcfe/d, a 26-31% increase over 2009.  The previous production guidance was 570-595 MMcfe/d. Increased activity in Permian Basin horizontal oil projects are playing a key role in the higher guidance.

Expenses for 2010 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$0.80 - $1.00
Transportation expense	0.19 - 0.24
DD&A and ARO accretion	1.30 - 1.60
General and administrative expense	0.22 - 0.28
Taxes other than income (% of oil and gas revenue)	7.5% - 8.5%

Exploration and Development (E&D) Capital
Second-quarter 2010 E&D capital investment totaled $237.5 million, as compared to $98.7 million in the second quarter of 2009.  First-half 2010 E&D capital totaled $430.0 million versus $240.7 in the comparable period of 2009.  Cimarex drilled and completed 89 gross (55.5 net) wells in the first half of 2010, of which 84 gross (52.2 net) were successful.  At quarter-end 33 gross (16.5 net) wells were in the process of being completed or were awaiting completion.

Full-year 2010 E&D capital investment is now projected to be in the range of $900 million to $1 billion, which we expect to be less than 2010 operating cash flow.  This is an increase from the previous E&D capital investment estimate of $700-$900 million.  The additional investment is a result of greater drilling and leasing activity in Permian Basin oil plays.

First-half 2010 land and seismic investment totaled $63.2 million, of which $44 million or nearly 70% was in the Permian Basin.  The operated rig count in the Permian Basin has also increased from five at the end of the first quarter to 12 currently.  With the increased rig count we expect to drill approximately 100 net wells in 2010, a 33% increase over the previous estimate of 75 net wells.

Other
Cimarex has oil and natural gas contracts for July 2010 through December 2011.  Calendar 2010 hedges are unchanged.  Mid-Continent gas swaps covering 20,000 MMBtu per day for calendar 2011 were entered into since the end of the first quarter. The following tables summarize the current commodity hedge position:

Natural Gas Contracts

				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Swap
Jul 10 - Dec 10	Collar	100,000	PEPL	$5.00	$6.62	$-
Jul 10 - Dec 10	Swap	40,000	PEPL	$-	$-	$5.18
Jul 10 - Dec 10	Collar	20,000	HSC	$5.00	$6.85	$-
		160,000

Jan 11 – Dec 11	Swap	20,000	PEPL	$-	$-	$5.05

Oil Contracts

				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Put
Jul 10 – Dec 10	Collar	10,000	WTI	$60.03	$92.07	$-
Jul 10 – Dec 10	Put/Floor	1,000	WTI	$-	$-	$60.00
		11,000

Jan 11 – Dec 11	Collar	8,000	WTI	$65.00	$105.81	$-

Cimarex accounts for these commodity contracts using the mark-to-market (through income) accounting method.  Second-quarter 2010 net cash settlements for natural gas hedge contracts were $17 million.  There were no settlements for oil.

Long-term debt at June 30, 2010 was $350 million. Debt to total capitalization ratio at quarter-end was 13% (4).

Subsequent to quarter end, all remaining holders of our floating rate convertible senior notes elected to convert.  In July 2010, the holders received $20.5 million (principal of $19.5 million and $1.0 million for fractional shares) and 408,450 shares.  As of June 30, 2010, the notes are classified as a current liability and the stock is included in fully diluted shares.

Conference call and web cast
Cimarex will also host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (888) 558-6372 and reference call ID # 89216681 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 89216681.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

(1)	Cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.

(2)	Gas volume in MMBtu per day and oil volume in barrels per day.

(3)
PEPL refers to Panhandle Eastern Pipe Line, Tex/Ok Mid-Continent index and HSC stands for Houston Ship Channel Gulf Coast index both as quoted in Platt’s Inside FERC.  WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

(4)	Reconciliation of debt to total capitalization, which is a non-GAAP measure, is long-term debt of $350 million divided by long-term debt of $350 million plus stockholders’ equity of $2,368 million.

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net cash provided by operating activities	$273,153	$111,790	$572,260	$194,346
Change in operating assets and liabilities	(13,259)	41,318	841	96,408

Cash flow from operations	$259,894	$153,108	$573,101	$290,754

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Total gas production - Mcf	33,792,812	28,909,821	68,967,732	59,375,158
Gas volume - Mcf per day	371,350	317,690	381,037	328,040
Gas price - per Mcf	$4.48	$3.48	$5.47	$3.66

Total oil production - barrels	2,400,661	2,005,675	4,917,701	4,218,034
Oil volume - barrels per day	26,381	22,040	27,170	23,304
Oil price - per barrel	$75.26	$55.27	$75.69	$45.09

Total NGL production - barrels	982,040	60,544	1,370,242	105,902
NGL volume - barrels per day *	10,792	665	7,570	585
NGL price - per barrel	$33.45	$32.69	$35.07	$30.66

*
NGL production volumes are recorded based on where title transfer occurs. The increase in barrels per day of NGL production compared to the same periods of 2009 relates primarily to our western Oklahoma, Cana-Woodford shale play and the Yegua/Cook Mountain southeast Texas Gulf Coast production.

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Acquisitions:
Proved	$6,630	$49	$13,786	$124
Unproved	4,022	—	20,066	—
	10,652	49	33,852	124
Exploration and development:
Land and Seismic	38,258	10,757	63,161	27,036
Exploration and development	199,200	87,948	366,886	213,700
	237,458	98,705	430,047	240,736
Sale proceeds:
Proved	(24,861)	(14,664)	(24,861)	(15,394)
Unproved	(3,917)	—	(3,917)	(3,034)
	(28,778)	(14,664)	(28,778)	(18,428)

	$219,332	$84,090	$435,121	$222,432

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)

Revenues:
Gas sales	$151,375	$100,539	$377,012	$217,163
Oil sales	180,664	110,850	372,224	190,187
NGL sales	32,851	1,979	48,060	3,247
Gas gathering, processing and other	13,602	9,363	29,452	20,433
Gas marketing, net	9	(46)	323	834
	378,501	222,685	827,071	431,864
Costs and expenses:
Impairment of oil and gas properties	—	—	—	791,137
Depreciation, depletion, amortization and accretion	74,787	58,981	147,141	151,192
Production	45,356	46,031	87,339	96,445
Transportation	10,825	7,764	21,992	16,473
Gas gathering and processing	6,100	4,411	12,605	9,517
Taxes other than income	28,410	15,252	60,768	30,797
General and administrative	11,817	9,519	24,862	17,281
Stock compensation, net	2,993	2,097	5,771	4,354
(Gain) Loss on derivative instruments, net	(3,289)	358	(55,886)	256
Other operating, net	1,876	6,091	30	16,183
	178,875	150,504	304,622	1,133,635

Operating income (loss)	199,626	72,181	522,449	(701,771)

Other (income) and expense:
Interest expense	7,387	9,737	15,133	17,693
Amortization of deferred financing costs	1,714	1,517	3,430	1,828
Capitalized interest	(7,285)	(5,422)	(14,709)	(10,935)
Other, net	1,851	5,535	(79)	7,890

Income (loss) before income tax	195,959	60,814	518,674	(718,247)
Income tax expense (benefit)	71,339	22,007	189,693	(262,954)

Net income (loss)	$124,620	$38,807	$328,981	$(455,293)

Earnings (loss) per share to common stockholders:
Basic	$1.47	$0.46	$3.88	$(5.58)
Diluted	$1.46	$0.46	$3.84	$(5.58)

Dividends per share	$0.08	$0.06	$0.16	$0.12

Shares attributable to common stockholders:
Unrestricted Common shares outstanding	82,352	81,701	82,352	81,701
Diluted common shares	83,251	82,047	83,242	81,701

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	84,742	84,053	84,742	84,053
Fully diluted shares	85,641	84,399	85,632	84,053

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)

Cash flows from operating activities:
Net income (loss)	$124,620	$38,807	$328,981	$(455,293)
Adjustment to reconcile net income (loss) to net cash
provided by operating activities:
Impairments and other valuation losses	—	6,343	—	801,905
Depreciation, depletion, amortization and accretion	74,787	58,981	147,141	151,192
Deferred income taxes	40,313	35,632	125,303	(234,120)
Stock compensation, net	2,993	2,097	5,771	4,354
Derivative instruments, net	13,281	3,727	(38,775)	3,625
Changes in non-current assets and liabilities	2,513	1,453	5,614	5,879
Amortization of deferred financing costs
and other, net	1,387	6,068	(934)	13,212
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	49,544	(10,925)	10,049	76,306
(Increase) decrease in other current assets	(1,908)	(2,256)	16,587	(26,000)
Decrease in accounts payable and
accrued liabilities	(34,377)	(28,137)	(27,477)	(146,714)
Net cash provided by operating activities	273,153	111,790	572,260	194,346
Cash flows from investing activities:
Oil and gas expenditures	(223,259)	(95,193)	(426,941)	(292,742)
Sales of oil and gas and other assets	28,850	14,739	28,905	18,563
Sales of short-term investments	—	307	—	1,230
Other expenditures	(6,986)	(2,760)	(14,808)	(10,727)
Net cash used by investing activities	(201,395)	(82,907)	(412,844)	(283,676)
Cash flows from financing activities:
Net increase (decrease) in bank debt	—	(6,000)	(25,000)	119,000
Financing costs incurred	(100)	(17,959)	(100)	(17,961)
Dividends paid	(6,766)	(5,036)	(11,835)	(10,076)
Issuance of common stock and other	14,623	114	17,032	114
Net cash provided by (used in)
financing activities	7,757	(28,881)	(19,903)	91,077
Net change in cash and cash equivalents	79,515	2	139,513	1,747
Cash and cash equivalents at beginning of period	62,542	2,958	2,544	1,213
Cash and cash equivalents at end of period	$142,057	$2,960	$142,057	$2,960

BALANCE SHEETS (unaudited)

	June 30,	December 31,
	2010	2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$142,057	$2,544
Restricted cash	659	593
Receivables, net	217,822	227,896
Oil and gas well equipment and supplies	111,143	145,153
Deferred income taxes	—	15,837
Derivative instruments	23,570	1,238
Other current assets	32,308	13,997
Total current assets	527,559	407,258
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	7,909,086	7,549,861
Unproved properties and properties under development,
not being amortized	475,899	399,724
	8,384,985	7,949,585
Less – accumulated depreciation, depletion and amortization	(5,896,323)	(5,764,669)
Net oil and gas properties	2,488,662	2,184,916
Fixed assets, net	130,722	127,237
Goodwill	691,432	691,432
Other assets, net	32,258	33,694
	$3,870,633	$3,444,537
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$17,871	$—
Accounts payable	38,437	30,214
Accrued liabilities	251,630	235,815
Derivative instruments	109	13,902
Revenue payable	113,430	108,832
Total current liabilities	421,477	388,763
Long-term debt	350,000	392,793
Deferred income taxes	455,987	348,897
Other liabilities	275,517	275,978
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares
authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized,
84,094,582 and 83,541,995 shares issued, respectively	841	835
Paid-in capital	1,873,414	1,859,255
Retained earnings	493,565	178,035
Accumulated other comprehensive loss	(168)	(19)
	2,367,652	2,038,106
	$3,870,633	$3,444,537